UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2019

Innovate Biopharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 17, 2019, Innovate Biopharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with SDS Capital Partners II, LLC and certain other accredited investors (each, a “Purchaser” and together, the “Purchasers”) providing for the sale by the Company of up to 4,291,845 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”) at a purchase price of $2.33 per share.

The Agreement contains customary representations and warranties of the Company, termination rights of the parties, and certain indemnification obligations of the Company and ongoing covenants of the Company, including a prohibition on sales of Common Stock or securities convertible or exchangeable into Common Stock by the Company for a period of 45 days after the date of the Agreement, subject to certain exceptions, and a prohibition on the Company from issuing shares of Common Stock or securities convertible or exchangeable into Common Stock at an effective price below the price per share under the Agreement for a period of 45 days after the date of the Agreement, subject to certain exceptions.

Pursuant to the Agreement, the Company also agreed to issue unregistered long-term warrants (the “Long-Term Warrants”) to purchase up to 2,575,107 shares of Common Stock and unregistered short-term warrants (the “Short-Term Warrants” and, together with the Long-Term Warrants, the “Warrants”) to purchase up to 4,291,845 shares of Common Stock. Subject to certain ownership limitations described in the Warrants, (i) the Short-Term Warrants are immediately exercisable on their date of issuance and will remain exercisable until the one year anniversary of their date of issuance at an initial exercise price of $4.00 per share, and (ii) the Long-Term Warrants are exercisable beginning on the six month anniversary of their date of issuance until the five year anniversary of their date of issuance at an initial exercise price equal to the greater of (a) 125% of the volume weighted average price of the Common Stock for the 20 day period prior to the closing date of the private placement and (b) the closing price of the Common Stock immediately prior to the closing date of the private placement. The exercise prices of the Warrants will be subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the Warrants. The Warrants provide that holders will have the right to participate in any rights offering or distribution of assets, and will have the right to receive certain consideration in fundamental transactions, together with the holders of Common Stock on an as-exercised basis. The Warrants will be exercisable on a “cashless” basis in certain circumstances as described in the Warrants, including, among others, while there is no effective registration statement registering the shares of Common Stock issuable upon exercise of the Warrants.

If all the Shares are sold under the Agreement, the net proceeds of the offering and the private placement are estimated to be approximately $9.9 million, after deducting estimated offering expenses. The Company intends to use the net proceeds from this offering to initiate the Phase 3 registration trials of its lead program, INN-202, as well as for working capital and general corporate purposes.

The issuance of the Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

Pursuant to the Agreement, we have agreed to file a registration statement for resale of the shares underlying the Warrants within 60 days of the date of the Agreement.

The foregoing is only a brief description of the Agreement, the Long-Term Warrant and the Short-Term Warrant and does not purport to be a complete description thereof. Such descriptions are qualified in their entirety by reference to the Agreement, the Long-Term Warrant and the Short-Term Warrant, copies of which are filed as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

A copy of the opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. relating to the validity of the Shares is filed herewith as Exhibit 5.1.

Item 8.01.	Other Events.

On March 18, 2019, the Company issued a press release announcing the offering and the private placement. A copy of such release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 4.1	Form of Long-Term Warrant (included in Exhibit 10.1)
Exhibit 4.2	Form of Short-Term Warrant (included in Exhibit 10.1)
Exhibit 5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Exhibit 10.1	Form of Securities Purchase Agreement, dated March 17, 2019, by and among the Company and the Purchasers party thereto
Exhibit 23.1	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1)
Exhibit 99.1	Press release issued March 18, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovate Biopharmaceuticals, Inc.

Date: March 18, 2019	By:	/s/ Jay P. Madan
Jay P. Madan
President and Chief Business Officer